Exhibit 10.11

FLOOR PRICE REDUCTION AGREEMENT

This Floor Price Reduction Agreement (this “Agreement”) is entered into as of September 20, 2024, by and between BANZAI INTERNATIONAL, INC. (f/k/a 7GC & Co. Holdings Inc.), a Delaware corporation (the “Company”), and YA II PN, LTD., a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“Yorkville”), in respect of (i) that certain Convertible Promissory Note, dated December 14, 2023, made by the Company in favor of Yorkville in the original principal amount of $2,000,000 (the “December Promissory Note”); (ii) that certain Convertible Promissory Note, dated February 5, 2024, made by the Company in favor of Yorkville in the original principal amount of $1,000,000 (the “February Promissory Note”); and (iii) that certain Convertible Promissory Note, dated March 26, 2024, made by the Company in favor of Yorkville in the original principal amount of $1,500,000 (the “March Promissory Note,” together with the December Promissory, the “Outstanding Promissory Notes”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Promissory Notes.

RECITALS

A. As of May 3, 2024 the Company and Yorkville entered into a Debt Repayment Agreement (the “Original Debt Repayment Agreement”) pursuant to which in connection with, and upon completion of, the Company’s registered sale of (a) shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (b) warrants to purchase one share of Class A Common Stock (the “Warrants”), and (c) pre-funded Warrants to purchase shares of Class A Common Stock (the “Pre-Funded Warrants”), in a registered offering pursuant to the Company’s registration statement on Form S-1 (File No. 333-278871), the Company would use $2,000,000 of the proceeds of the Offering to redeem a portion of the outstanding Principal and Interest under the Promissory Notes; and Yorkville, would, subject to the receipt by Yorkville of the repayment proceeds, not (i) deliver to the Company any Investor Notice (as defined in that certain Standby Equity Purchase Agreement, dated as of December 14, 2023, made by and between Yorkville and the Company (the “SEPA”)) pursuant to the SEPA, or (ii) exercise its right to convert all or any portion of any Principal and Interest outstanding under the Outstanding Promissory Notes pursuant to Section (3)(a) of the Promissory Notes for a period of ninety (90) days.

B. As of May 22, 2024, the Company and Yorkville entered into an Amended and Restated Debt Repayment Agreement (the “Amended and Restated Debt Repayment Agreement”) pursuant to which in connection with, and upon completion of, the Company’s registered sales of (a) shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (b) warrants to purchase one share of Class A Common Stock (the “Warrants”), and (c) pre-funded Warrants to purchase shares of Class A Common Stock (the “Pre-Funded Warrants”), in a registered offering pursuant to the Company’s registration statement on Form S-1 (File No. 333-278871), the Company would use $750,000 of the proceeds of the Offering to redeem a portion of the outstanding Principal and Interest under the Promissory Notes; and Yorkville would, subject to the receipt by Yorkville of the repayment proceeds, not (i) deliver to the Company any Investor Notice (as defined in that certain Standby Equity Purchase Agreement, dated as of December 14, 2023, made by and between Yorkville and the Company (the “SEPA”)) pursuant to the SEPA, or (ii) exercise its right to convert all or any portion of any Principal and Interest outstanding under the Outstanding Promissory Notes pursuant to Section (3)(a) of the Promissory Notes for a period of ninety (90) days (the “Standstill Period”).

C. As of August 28, 2024, the Standstill Period had terminated, and Yorkville was no longer restricted from delivering Investor Notices to the company.

D. As of September 19, 2024, the Company completed a reverse merger with a ration of 1-to-50. As a result, the price per share was proportionally increased. The NASDAQ official closing price on September 19, 2024 was $2.88.

E. The Company and Yorkville desire to amend and restate the Original Debt Repayment Agreement in accordance with the terms set forth herein.

F. As of the date hereof, the February Promissory Note has been fully repaid, with no obligations remaining thereunder, and there remains outstanding under the Outstanding Promissory Notes in the aggregate [$1,750,000.00] of Principal and no Interest.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Yorkville hereby acknowledges and agrees to the following:

1. Amendment and Restatement. This Agreement amends and restates the Amended and Restated Debt Repayment Agreement in its entirety.

2. Amendment to Floor Price. Upon execution of this agreement, the Floor Price, as described in each of the Outstanding Promissory Notes, shall be adjusted to $2.00.

3. Extension of Maturity Date. Upon execution of this agreement, the Maturity Date of each of the Promissory Notes shall be extended to the date that is one hundred and twenty (120) days from the data of execution.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and is deemed by the parties to have been made, executed and delivered in, the State of Delaware.

5. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Executed signature pages of this Agreement may be delivered to the parties by electronic transmission, and the parties may rely on any such signature page for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph Davy
Title:	Chief Executive Officer

YORKVILLE:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:
Name:	Matt Beckman
Title:	Member